October 7, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs:

RE:	CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC. (FORMERLY TRAFALGAR VENTURES INC.) FILE REF. NO. 000-50505

We were previously the principal accountants for Cyberkinetics Neurotechnology Systems, Inc. (formerly Trafalgar Ventures Inc.) and we reported on the financial statements of Cyberkinetics Neurotechnology Systems, Inc. (formerly Trafalgar Ventures Inc.) as of the periods since April 30, 2002. As of this date, we were not engaged as the principal accountants for Cyberkinetics Neurotechnology Systems, Inc. (formerly Trafalgar Ventures Inc.). We have read Cyberkinetics Neurotechnology Systems, Inc.’s statements under Item 4.01 of its Form 8-K, dated October 7, 2004, and we agree with such statements.

For the most recent fiscal period of 2004 and any subsequent interim period, there has been no disagreement between Cyberkinetics Neurotechnology Systems, Inc. (formerly Trafalgar Ventures Inc.) and Morgan & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Morgan & Company would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Morgan and Company
Morgan and Company

Chartered Accountants

Tel: (604) 687-5841	P.O. Box 10007 Pacific Centre
fax: (604) 687-0075	Sute 1488 - 700 West Georgia Street
www.morgan-cas.com	Vancouver, B.C. V7Y 1A1